Prudential Core Short-Term Bond Fund

Prudential Core Ultra Short Bond Fund
(each a “Fund” and collectively the “Funds”)

Supplement dated June 22, 2016 to the
Currently Effective Prospectus and Statement of Additional Information

Effective immediately, the following changes are made to the Funds’ Prospectus and Statement of Additional Information (SAI) and are in addition to any existing supplement. This supplement should be read in conjunction with your Prospectus and SAI and be retained for future reference.

I.	The section of the Prospectus entitled “How to Buy and Sell Fund Shares” is hereby amended by including the following disclosure in the sub-section entitled “NAV”:

The Fund will not treat an intraday unscheduled disruption in NYSE trading as a closure of the NYSE and will price its shares as of 4:15p.m., if the particular disruption directly affects only the NYSE.

II.	The section of each Fund’s SAI entitled “Net Asset Value” is hereby amended by including the following disclosure:

The Fund will not treat an intraday unscheduled disruption in NYSE trading as a closure of the NYSE and will price its shares as of 4:15 p.m., if the particular disruption directly affects only the NYSE.